Exhibit 10.40

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is dated as of November 16, 2020 for reference purposes only, by and between VERA THERAPEUTICS, INC., a Delaware corporation (“Sublandlord”), having an address of 170 Harbor Way, Third Floor, South San Francisco, California 94080, and VAXART, INC., a Delaware corporation (“Subtenant”), having an address of 385 Oyster Point Boulevard, Suite 9A, South San Francisco, CA 94080. This Sublease shall be effective as of the Effective Date (as defined in Section 2, below).

RECITALS

A.     Sublandlord (formerly known as Trucode Gene Repair, Inc.), currently leases certain premises from Britannia Pointe Grand Limited Partnership, a Delaware limited partnership (“Master Landlord”), pursuant to the terms and conditions of that certain Lease dated April 10, 2018 (the “Master Lease”). Pursuant to the Master Lease, Sublandlord currently leases from Master Landlord those certain premises consisting of approximately 24,606 rentable square feet (as more particularly described in the Master Lease, the “Master Premises”), located on the third (3rd) floor of that certain building located at 170 Harbor Way, South San Francisco, California (the “Building”), within the project commonly known as Britannia Pointe Grand Business Park (the “Property”), as more particularly described in the Master Lease. All terms capitalized but undefined herein shall have the meanings ascribed to them in the Master Lease, a copy of which Master Lease has been made available to Subtenant.

C.     Sublandlord desires to sublease the entirety of the Master Premises, as depicted on the attached Exhibit A (the “Sublease Premises”) to Subtenant and Subtenant desires to sublease the Sublease Premises from Sublandlord pursuant to the terms and conditions of this Sublease.

AGREEMENT

Now, Therefore, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.     Sublease Premises. Sublandlord hereby subleases to Subtenant the Sublease Premises, and Subtenant hereby subleases the Sublease Premises from Sublandlord, pursuant to the terms and conditions of this Sublease. Subtenant shall accept exclusive possession of the Sublease Premises “broom clean” and in the condition and state of repair obtaining on the date of this Sublease, subject to reasonable wear and tear between the date of this Sublease and the Commencement Date (as defined in Section 3 below) in its “AS IS” and “WHERE IS” condition, and Sublandlord makes no representation or warranty regarding the Sublease Premises, except as provided to the contrary herein. Notwithstanding the foregoing sentence, Sublandlord will deliver the Sublease Premises to Subtenant with the portions of the Building structure, roof, interior improvements, HVAC, plumbing and all other Building components and systems comprising or serving the Sublease Premises (collectively, the “Sublease Premises Systems”) in good working order and operating condition, provided that if any of the Sublease Premises Systems are not in operating condition as of the Commencement Date, Sublandlord will request that Master Landlord repair the same. Subtenant expressly acknowledges and agrees Sublandlord shall not have any obligation to (a) perform any work to prepare the Sublease Premises for Subtenant’s use and occupancy or (b) make any repairs to the Sublease Premises or Sublease Premises Systems. By taking possession of the Sublease Premises, Subtenant is deemed to have accepted the Sublease Premises and agreed that, to Subtenant’s knowledge, the Sublease Premises and the Sublease Premises Systems are in good working order and satisfactory condition, with no representation or warranty by Sublandlord as to the condition of the foregoing, except as provided in the third (3rd) grammatical sentence of this Section 1, or the suitability thereof for Subtenant’s use. Subject to Master Landlord’s consent, Subtenant shall have the right to inspect the Sublease Premises from time to time prior to the Commencement Date upon reasonable advance prior notice to Sublandlord. Pursuant to California Civil Code Section 1938, Sublandlord is required to state as follows regarding the Sublease Premises:

A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

2.     Effective Date; Master Landlord’s Consent Required. This Sublease shall not become effective or binding upon either party until the date on which Master Landlord’s written consent to this Sublease (the “Consent”) is fully-executed and delivered to Sublandlord and Subtenant (the “Effective Date”). Sublandlord hereby disclaims any representation or warranty, whether express or implied, to Subtenant that Sublandlord will obtain the consent of Master Landlord to this Sublease or that such Consent will contain any particular provisions requested by Subtenant, but Sublandlord shall use good faith efforts to obtain the same in accordance with the provisions of the Master Lease and Subtenant shall cooperate with Sublandlord in its efforts to obtain the same, at no out-of-pocket cost to Subtenant. Sublandlord shall request such consent and Subtenant shall pay any fees or charges expressly provided for in the Master Lease with respect to the obtaining of such consent. Subtenant agrees promptly to provide any reasonable financial or other information requested by Master Landlord; provided that in connection with such financial or other information, Sublandlord shall request the execution by Master Landlord of a commercially reasonable confidentiality and non-disclosure agreement reasonably acceptable in form and substance to Subtenant. Sublandlord agrees to request, on behalf of Subtenant, that Master Landlord include a provision in the Consent that, in the event the Master Lease is terminated due to a default by Sublandlord, Master Landlord agrees to enter into a direct lease with Subtenant for the balance of the Term of this Sublease on the applicable terms and conditions of the Master Lease. Each party agrees promptly to execute and deliver a consent agreement in a form reasonably acceptable to Master Landlord, Sublandlord and Subtenant. If Master Landlord’s consent is not received within thirty (30) days of the full execution and delivery hereof, either party by notice to the other given prior to the receipt of Master Landlord’s consent, may terminate this Sublease, in which case this Sublease shall be deemed void ab initio and Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Subtenant waives any claim against Master Landlord and Sublandlord arising out of any failure or refusal by Master Landlord to grant consent. Simultaneously with the delivery to Sublandlord of an executed counterpart of this Sublease, and as a precondition to Sublandlord’s obligation to deliver possession of the Sublease Premises to Subtenant, Subtenant shall deliver to Sublandlord (i) the Security Deposit (as defined in Section 6 of this Sublease) and (ii) the first installment of monthly Base Rent (as defined below).

3.     Sublease Term. The term of this Sublease (the “Sublease Term”) shall commence on the date that is fourteen (14) days after Master Landlord executes and delivers the Consent (the “Commencement Date”) and shall expire on the Lease Expiration Date of the Master Lease (the “Expiration Date”). Notwithstanding the foregoing sentence, Subtenant shall not access the Sublease Premises until Subtenant delivers to Sublandlord certificates evidencing that the insurance coverages that Subtenant is obligated to carry pursuant to the Master Lease and this Sublease have been procured and are in full force and effect (the “Insurance Requirement”).

4.     Early Access. Notwithstanding anything herein to the contrary, Subtenant shall have the right to access the Sublease Premises fourteen (14) days prior to the Commencement Date (“Subtenant’s Early Access”); provided that each of the following have occurred: (a) Subtenant shall have satisfied the Insurance Requirement, and (b) the Master Landlord shall have consented to this Sublease and Subtenant’s Early Access. Subtenant’s Early Access shall be on all of the terms set forth in this Sublease, except for the obligation to pay Sublease Rent, which shall commence on the Commencement Date, subject to the other and further provisions of this Sublease. Subtenant’s Early Access shall be for the sole purpose of installing Lines (in accordance with Section 8.1(r) below) and Subtenant’s furniture, fixtures and equipment, and if Subtenant shall commence the regular conduct of business operations in the Sublease Premises then the Commencement Date shall be deemed to have automatically occurred notwithstanding any other provision of this Sublease. Subtenant’s Early Access shall be subject to Sublandlord’s access and safety controls and shall not interfere with any decommissioning activities in the Sublease Premises.

5.     Rent. Provided that Subtenant timely satisfies its rental and other obligations under this Sublease within the cure periods set forth herein, Sublandlord shall be responsible for the timely payment of Base Rent and Additional Rent under the Master Lease during the Sublease Term, and Subtenant shall pay to Sublandlord the following as sublease rent hereunder (“Sublease Rent”):

5.1     Sublease Base Rent. Beginning on the Commencement Date, and continuing during the Sublease Term, Subtenant shall pay to Sublandlord, as sublease rent (“Base Rent”), in lawful money of the United States of America, without any deduction, offset, prior notice or demand (except as expressly provided to the contrary in this Sublease), in advance on the first date of each month of the Sublease Term from the Commencement Date through the expiration or earlier termination of this Sublease, the amount of $95,963.40 per month, which amount shall increase by three and one-half percent (3.5%) annually on the first day of the month in which the anniversary of the Commencement Date occurs, if this Sublease has not yet expired or terminated. Any Sublease Rent obligations for any partial month during the Sublease Term shall be prorated.

5.2     Additional Rent.

(a)     Subtenant shall pay Sublandlord, within ten (10) days of receipt of written demand for same, for any Additional Rent (as defined in the Master Lease), expressly including payments of Direct Expenses and Estimated Direct Expenses, payable by Sublandlord to Master Landlord in respect of the Sublease Premises for the term of this Sublease. Subtenant shall have the same audit rights with respect to Statements, Estimates or other statements regarding Direct Expenses or Estimated Direct Expenses provided by Master Landlord to Sublandlord as Sublandlord has under Section 4.6 of the Master Lease which rights shall be exercised by Sublandlord on Subtenant’s and its own behalf; and any such estimates or statements shall be binding as between Sublandlord and Subtenant to the same extent that such estimates or statements are binding as between Master Landlord and Sublandlord; provided that Subtenant shall reimburse Sublandlord for any and all costs and expenses actually incurred by Sublandlord in connection with such audit, and such costs shall be deemed Sublease Rent hereunder. The intent of the parties is that all payments of Additional Rent, including all Direct Expenses, payable under the Master Lease will be passed through to Subtenant during the Sublease Term. Notwithstanding the foregoing, any Additional Rent payable for any partial month during the Sublease Term shall be prorated on a daily basis based on the actual number of days in such month. The terms of this Section 5.2 shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Sublease Term. Subtenant shall pay all taxes applicable to Subtenant’s personal property or any other taxes that are otherwise Sublandlord’s responsibility, as tenant, under the Master Lease.

(b)     Sublandlord represents that the current recurring charges on account of Additional Rent are approximately as follows: (i) common area charges, which include utilities are approximately $1.39/sf per month, (ii) insurance and affiliated charges are approximately $0.16/sf per month, and (iii) real property taxes are approximately $0.48/sf per month. Additionally, janitorial services are provided separately from the property manager and are invoiced directly to Sublandlord on a monthly basis.

(c)     Promptly following receipt from Master Landlord, Sublandlord shall send a copy of any bill or statement for Direct Expenses or Estimated Direct Expenses to Subtenant, along with copies of any other supporting documentation received from Master Landlord, which statement shall set forth the amount of the Direct Expenses and Estimated Direct Expenses payable by Subtenant and the manner in which it was derived. If and to the extent Sublandlord receives a refund from Master Landlord of any Direct Expenses and Estimated Direct Expenses or any other charge paid by Subtenant under this Sublease, Sublandlord shall credit such refund against the Sublease Rent. This provision shall survive the expiration or any earlier termination of this Sublease.

5.3     Services and Utilities. Subtenant shall be solely responsible, at its sole cost and expense, for payment for all services of any nature furnished with respect to the Sublease Premises in accordance with the Master Lease or this Sublease, including such services referenced in Section 6.1 of the Master Lease (and paid as Additional Rent pursuant to Section 5.2 above). Subtenant shall be responsible for and shall either reimburse Sublandlord for the cost of all utilities provided to the Sublease Premises as Additional Rent or pay the provider directly, as directed from time to time by Sublandlord. Subtenant shall make payment for such expense for utilities within ten (10) days of receipt of any and all invoices and statements received from Master Landlord or Sublandlord with respect to the same. If Subtenant desires to use heat, ventilation or air conditioning during hours other than those for which Master Landlord is obligated to supply such utilities pursuant to the Master Lease, Sublandlord shall pass on Subtenant’s request to Master Landlord. Subject to Master Landlord’s consent, Sublandlord hereby agrees that Subtenant may communicate directly with Master Landlord with respect to all requests for overtime services, provided a copy of all such requests shall be delivered to Sublandlord. The terms of this Section 5.3 shall survive the expiration or earlier termination of the Sublease Term.

5.4     Late Payment Charges. If any payment of Sublease Rent due from Subtenant is not received within five (5) business days of the date when due hereunder, Subtenant shall pay to Sublandlord, in addition to any late charges incurred by Sublandlord under the Master Lease, a late charge equal to five percent (5.0%) of the overdue amount. In addition, Sublease Rent not paid when due shall bear interest at the Default Rate (as defined below) from the 5th day after the date due until paid.

6.     Security Deposit. Subtenant shall deliver to Sublandlord a security deposit for two (2) months’ Base Rent and related Direct Expenses in the total amount of $286,413.84(the “Security Deposit”) to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. If there is an Event of Default (as defined in Article 19 of the Master Lease) by Subtenant in the observance or performance of any of such terms and conditions beyond the date of any notice and cure period for such Event of Default, Sublandlord may use or apply all or any part of the Security Deposit for the payment of any Sublease Rent not paid when due or for the payment of any other amounts due Sublandlord by reason of such Event of Default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord. If Sublandlord shall use or apply all or any part of the Security Deposit, Subtenant shall, within five (5) business days following notice from Sublandlord, deliver to Sublandlord additional funds so as to restore the Security Deposit to the to the amount before such application of funds by Sublandlord. The Security Deposit, or so much thereof as shall not have been used or applied in accordance with this Section 6, shall be returned to Subtenant no later than thirty (30) days following the later of: (i) the expiration or sooner termination of this Sublease, and (ii) the surrender of the Sublease Premises to Sublandlord vacant and in accordance with this Sublease. Subtenant hereby waives the provisions of Section 1950.7 of the California Civil Code. If Sublandlord shall transfer the Security Deposit to an assignee of Sublandlord’s interest under the Master Lease, the Sublandlord making such transfer and assignment shall be deemed released from all liability to Subtenant with respect to the Security Deposit or the return thereof, and Subtenant agrees to look solely to the transferee and assignee with respect thereto. Subtenant shall not assign (other than to an assignee of this Sublease) or encumber its interest in the Security Deposit and no such assignment or encumbrance shall be valid or binding upon Sublandlord.

7.     Furniture, Fixtures, and Equipment. As of the Commencement Date, Subtenant shall purchase those items of Sublandlord’s furniture, fixtures, and equipment existing within the Sublease Premises as of the Commencement Date and listed on Exhibit B attached hereto, excluding the leased property (the “Leased FF&E”) listed under the “Other Leased Furnishings & Equipment” subheader (the remainder, the “FF&E”) for the sum of One Dollar ($1.00) pursuant to a bill of sale substantially in the form attached hereto as Exhibit C, and Subtenant shall thereafter be solely responsible for removal of the FF&E from the Sublease Premises and the Building, to the extent required by the Master Lease and Section 8.1(m) below, and for repair and/or restoration of any damage to the Building caused by or resulting from such removal. Sublandlord is the sole owner of the FF&E and the FF&E is unencumbered. Except as aforesaid, Sublandlord has not made, does not make, and will not make, any representations or warranties of any kind, express or implied, to Subtenant with respect to the FF&E including, without limitation, any representations or warranties as to the condition or functionality of the FF&E, or the suitability of the FF&E for Subtenant’s purposes. Subtenant agrees to accept the FF&E for purchase in its “as is, where is, with all faults” condition as of the date of this Sublease, subject to reasonable wear and tear between the date of this Sublease and the Commencement Date. From and after the Commencement Date, Subtenant shall be solely responsible, at Subtenant’s sole cost and expense, for maintenance, repair, operation, and replacement, from time to time, of the FF&E. If Subtenant provides written notice to Sublandlord within fourteen (14) days after the Commencement Date, such notice specifying some or all of the Leased FF&E that Subtenant rejects in connection with this Sublease, then Sublandlord shall remove such specified Leased FF&E from the Sublease Premises within a reasonable time following receipt of such notice. Subtenant shall permit Sublandlord access to perform such removal during normal business hours upon at least twenty-four (24) hours prior written notice to Subtenant. Sublandlord shall use commercially reasonable efforts to conduct such removal with minimal interference to Subtenant’s business operations.

8.     Master Lease.

8.1     Sublease Subordinate to Master Lease; Subtenant’s Covenants. This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Master Lease. Subtenant agrees as follows (to the extent certain provisions of the Master Lease are incorporated below, all references in such incorporated provision to the term “Tenant” shall be deemed to refer to Subtenant, all references to the term “Premises” shall be deemed to refer to the Sublease Premises, all references to the term “Lease” shall be deemed to refer to this Sublease, all references to the term “Lease Term” shall be deemed to refer to the Sublease Term, all references to the term “Landlord” shall be deemed to refer to Sublandlord, and all references to the term “Landlord Parties” shall be deemed to refer to the Sublandlord Indemnified Parties (as defined below), each unless expressly stated, or the context would imply, otherwise):

(a)     Summary of Basic Lease Information. Sections 2.1, 2.3, 6, 7, 9 and 11 of the Summary of Basic Lease Information in the Master Lease are incorporated herein by reference.

(b)     Rent. Articles 3 and 4 of the Master Lease are incorporated herein by reference, except for Section 4.6 thereof.

(c)     Permitted Use. Article 5 of the Master Lease is incorporated herein by reference, except that references to the term “Landlord” therein shall be deemed to refer to Master Landlord and Sublandlord, except where the context requires Master Landlord only. Subtenant and its officers, directors, shareholders, agents, representatives and employees shall not produce, use, store or generate any Hazardous Materials in or about the Property or Sublease Premises, except in strict accordance with Section 5.3 of the Master Lease. Subtenant shall indemnify and hold harmless Master Landlord and Sublandlord for any breach by Subtenant of Section 5.3 of the Master Lease during the Term of this Sublease. Subtenant hereby acknowledges and affirms its indemnification obligations to Master Landlord, Sublandlord and the Sublandlord Indemnified Parties (as defined below) under Section 5.3.1.4.1 of the Master Lease to the extent such obligations first arose subsequent to the Effective Date of this Sublease. Sublandlord hereby acknowledges and affirms its indemnification obligations to Master Landlord under Section 5.3.1.4.1 of the Master Lease to the extent such obligations first arose prior to the Term of this Sublease and are attributable to Sublandlord’s breach of the Master Lease (“Sublandlord’s Environmental Obligations”), and Sublandlord agrees to indemnify and hold harmless, Subtenant and the Subtenant Indemnified Parties (as defined below) for Sublandlord’s Environmental Obligations to the same extent as to the Master Landlord.

(d)     Services and Utilities. Sections 6.1, 6.3 and 6.4 of the Master Lease are incorporated herein by reference, except that references to “Landlord” therein shall mean the Master Landlord only (except that references to “Landlord” in Section 6.3 (except for the reference to Section 19.5 included therein) shall be deemed to refer also to Sublandlord under this Sublease). Subtenant shall be entitled to receive all of the same services, utilities and facilities as Sublandlord is entitled to receive under the Master Lease. Any overstandard use by Subtenant shall require that Subtenant shall pay all of Master Landlord’s charges and fees for such overstandard request and use.

(e)     Repairs and Maintenance. Sections 7.1, 7.3, and 7.4 of the Master Lease are incorporated herein by reference, except that references to “Landlord” therein shall be deemed to refer to Master Landlord only. With respect to maintenance, Subtenant shall perform all repair, maintenance and replacement obligations of Sublandlord (as described therein), as “Tenant” under the Master Lease, to the extent that such obligations relate to the Sublease Premises during the Sublease Term.

(f)     Additions and Alterations. Article 8 of the Master Lease is incorporated herein by reference, except for the third and fourth grammatical sentences of Section 8.1. Subtenant shall not make any alterations, additions or improvements to the Sublease Premises without the prior written consent of (i) Master Landlord, which consent may be granted or withheld as set forth in Article 8 of the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, delayed or conditioned and which shall be granted with respect to any alterations, additions or improvements to the Sublease Premises that do not require the consent of the Master Landlord under the Master Lease.

(g)     Covenant Against Liens. Article 9 of the Master Lease is incorporated herein by reference.

(h)     Indemnification and Insurance. Subtenant shall obtain the insurance coverages required by Section 10.3 of the Master Lease, as incorporated herein by reference. Each policy of insurance shall name Sublandlord as an additional insured. Sections 10.1, 10.4, 10.5 and 10.6 of the Master Lease are incorporated herein by reference, and the indemnification and exculpation in Section 10.1 shall run in favor of both Master Landlord and Sublandlord. The waiver of subrogation requirements in Section 10.5 of the Master Lease shall operate between Sublandlord and Subtenant, in the same manner as between Master Landlord and Sublandlord. Subtenant shall be entitled to a waiver of subrogation on the same terms as are applicable to Sublandlord under the Master Lease in the same manner as between Master Landlord and Sublandlord. Subtenant and Sublandlord each hereby waives any claims for consequential, special, or punitive damages against the other arising out of this Sublease or Subtenant’s use of the Sublease Premises (except that this sentence shall not be construed to limit consequential damages recoverable from Subtenant in the event of (1) a holdover by Subtenant, or (2) a release of Hazardous Materials by Subtenant or its officers, directors, shareholders, agents, representatives or employees, or any other party acting by or through Subtenant.

(i)     Casualty Damage. In the event of a casualty as described in Article 11 of the Master Lease, Subtenant shall only be entitled to an abatement of Sublease Rent to the same extent that Sublandlord is entitled to rental abatement under the Master Lease with respect to the Sublease Premises. Subtenant shall have the right to terminate this Sublease under the same circumstances that “Tenant” is entitled to terminate under Article 11 of the Master Lease, and may exercise such right at the same times and in the same manner as “Tenant” may do so under such paragraph, but only in the event that the damage or casualty occurs in the Sublease Premises.

(j)     Nonwaiver. Article 12 of the Master Lease is incorporated herein by reference.

(k)     Condemnation. Article 13 of the Master Lease is incorporated herein by reference but shall only apply to a condemnation of the Sublease Premises, and Subtenant shall have no rights with respect to any other premises or portion of the Property and references to “Landlord” therein shall mean Master Landlord.

(l)     Assignment and Subletting. Article 14 of the Master Lease is incorporated herein by reference, provided that, Subtenant shall not assign or sublet the Sublease Premises without the prior written consent of (i) Master Landlord, which may be granted or withheld as set forth in Article 14 of the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Master Landlord has consented to such Transfer. Notwithstanding the foregoing, Sublandlord’s consent shall not be required for any Permitted Transfer, provided that Subtenant complies with all conditions and obligations under Section 14.8 of the Master Lease.

(m)     Surrender. Article 15 of the Master Lease is incorporated herein by reference, and Subtenant shall be solely obligated to remove or restore the Sublease Premises as required by the Master Lease, as incorporated herein, and this Sublease. Subtenant shall have no obligation to remove any alterations or improvements made by or for Sublandlord, nor shall Subtenant be required to restore any alterations, additions or improvements to the Sublease Premises which are in existence as of the Commencement Date or which are not required to be restored under the terms of the Master Lease.

(n)     Holding Over. Article 16 of the Master Lease is incorporated herein by reference.

(o)     Subordination; Estoppel Certificate. Articles 17 and 18 of the Master Lease are incorporated herein by reference, and Sublandlord or Subtenant may request an estoppel certificate or other documents from the other pursuant to the requirements therein.

(p)     Events of Default; Remedies. Article 19 of the Master Lease is incorporated herein by reference (except for Section 19.5 of the Master Lease, which is not incorporated herein).

(q)     Covenant of Quiet Enjoyment. Article 20 of the Master Lease is incorporated herein by reference.

(r)     Lines. Article 22 of the Master Lease is incorporated herein by reference.

(s)     Signs. Subject to Master Landlord’s approval in the Consent, Article 23 of the Master Lease is incorporated herein by reference, except that all signage shall be installed at Subtenant’s sole cost, and Subtenant shall be responsible to remove all signage at Subtenant’s sole cost at the expiration or earlier termination of the Sublease Term.

(t)     Compliance with Laws. Article 24 of the Master Lease is incorporated herein by reference, except that references to “Landlord” therein shall mean the “Master Landlord” only. To Sublandlord’s knowledge as of the date hereof, the Sublease Premises are in compliance with all applicable laws and regulations.

(u)     Late Charges. Article 25 of the Master Lease is incorporated herein by reference and shall apply to the Sublease Rent obligations hereunder. The rate calculated pursuant to the third (3rd) sentence of Article 25 shall be referred to herein as the “Default Rate.”

(v)     Right to Cure Default; Payments by Subtenant. Article 26 of the Master Lease is incorporated herein by reference, and references to “Landlord” therein shall mean both Master Landlord and Sublandlord.

(w)     Entry by Landlord. Article 27 of the Master Lease is incorporated herein by reference, and references to “Landlord” therein shall mean both Master Landlord and Sublandlord.

(x)     Parking. Article 28 of the Master Lease is incorporated herein by reference, and Subtenant shall be entitled to the parking spaces provided thereunder on the same terms and conditions as Sublandlord, provided that Subtenant shall comply with Sublandlord’s reasonable rules and regulations regarding use of parking.

(y)     Miscellaneous. Except for Sections 29.18, 29.24, 29.26, 29.29 and 29.31, the entirety of Article 29 of the Master Lease is incorporated herein by reference.

(z)     Consents. If any consent is required of Master Landlord for any action of “Tenant” under the Master Lease, then such consent shall be required from both Master Landlord and Sublandlord under this Sublease, except as in this Sublease expressly provided to the contrary. Any consent or approval requested from Sublandlord in accordance with this Sublease shall be deemed reasonably withheld if Master Landlord withholds its consent or approval in accordance with the Master Lease.

Except as set forth above, the provisions of the Master Lease are not incorporated into this Sublease except as necessary to effectuate the terms and conditions of this Sublease. Neither party shall take any action or do or permit to be done anything which: (i) is or may be prohibited under the Master Lease; (ii) might result in a violation of or default under any of the terms, covenants, conditions or provisions of the Master Lease or any other instrument to which this Sublease is subordinate; or (iii) would result in any additional cost or other liability to Sublandlord or Subtenant respectively.

8.2     Sublandlord Not Responsible for Representations and Covenants of Master Landlord under Master Lease. Sublandlord shall not be deemed to have made any representation made by Master Landlord in any of the provisions of the Master Lease. Moreover, during the Sublease Term, Subtenant acknowledges and agrees that Sublandlord shall not be responsible for Master Landlord’s covenants and obligations under the Master Lease, although Subtenant shall be entitled to receive, subject to the terms and conditions of the Master Lease and this Sublease, all services and facilities to which Sublandlord shall be entitled under the Master Lease. Without limiting the generality of the foregoing, Sublandlord shall not be obligated (i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (iii) to complete any work or maintenance in the Sublease Premises, the Building or the Property required to be completed by Master Landlord under the Master Lease (and no such failure will in any way excuse Subtenant’s performance under this Sublease or entitle Subtenant to any abatement of Sublease Rent), (iv) to comply with any laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply, or (v) to take any action with respect to the operation, administration or control of the Property or any of the Common Areas that the Master Landlord has agreed in the Master Lease to take, and Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord, provided that Sublandlord shall use reasonable efforts to enforce its rights against Master Landlord under the Master Lease for the benefit of Subtenant following Subtenant’s written request therefor (and to forward to Landlord any notices or requests for consent as Subtenant may reasonably request). In the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease, then upon receipt of written notice from Subtenant, Sublandlord shall use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled; provided, further however: (A) Sublandlord shall not have any obligation to incur out-of-pocket expenses in connection with its covenants under this Section 8.2 and (B) Sublandlord shall not have any obligation to commence litigation or other dispute resolution proceedings to cause Master Landlord to comply with the Master Lease; provided, however, such clause (B) is subject to the next following provisions. If Sublandlord shall elect not to institute litigation or other dispute resolution to enforce Subtenant’s rights for any material default by Master Landlord under the Master Lease beyond all applicable notice and cure periods, then, at the written request of Subtenant, Sublandlord shall permit Subtenant to institute an action or proceeding against Master Landlord in the name of Sublandlord to enforce Sublandlord’s rights under the Master Lease which are applicable to Subtenant (and shall reasonably cooperate with such reasonable requests of Subtenant as are necessary to enable Subtenant to proceed in Sublandlord’s name at no cost to Sublandlord), provided that: (i) Subtenant shall not then be in default under any of the terms, covenants or conditions of this Sublease beyond any applicable notice and cure periods; (ii) Subtenant shall pay all costs and expenses arising out of such action, and Subtenant shall agree to indemnify and hold Sublandlord harmless from and against any loss, claims, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys, fees and disbursements) incurred or suffered by Sublandlord in connection with such action or proceeding; (iii) such suit or action is not arbitrary or capricious or primarily of nuisance value, as determined by Sublandlord in its sole and reasonable discretion; (iv) Sublandlord and the Sublandlord Indemnified Parties (as defined below) shall not appear in any pre-trial (including any depositions or other events related to discovery), trial or other in-person (whether physically, telephonically or virtually) proceeding; and (v) Sublandlord shall have first given Master Landlord a demand and notice of default (it being agreed that Sublandlord shall give Master Landlord such demand and notice of default within a reasonable time after Subtenant shall request that such notice be given) and Master Landlord shall have failed to cure such default within the period, if any, set forth in the Master Lease for the curing of such default, or if no such period is provided for, within a reasonable period thereafter (giving due consideration to the nature of the default).

9.     Indemnity by Subtenant and Sublandlord. Subtenant shall indemnify Sublandlord, its officers, directors, shareholders, agents, representatives and employees (collectively “Sublandlord Indemnified Parties”) against, and hold Sublandlord, and the Sublandlord Indemnified Parties harmless from, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred in connection with, or arising from: (a) the use or occupancy of the Sublease Premises or the Property by Subtenant or any persons claiming under Subtenant; (b) any activity, work, or thing done, permitted or suffered by Subtenant in or about the Sublease Premises; (c) any acts, omissions, or negligence of Subtenant or any person claiming under Subtenant, or the contractors, agents, employees, invitees, or visitors of Subtenant or any such person; (d) any breach, violation, or nonperformance by Subtenant or any person claiming under Subtenant or the employees, agents, contractors, invitees, or visitors of Subtenant or any such person of any term, covenant, or provision of this Sublease or any law, ordinance, or governmental requirement of any kind; (e) any injury or damage to the person, or property of Sublandlord, or any Sublandlord Indemnified Parties, or any other person entering upon the Sublease Premises to the extent caused by Subtenant; and (f) Subtenant’s failure to comply with the surrender provisions of this Sublease at the expiration or earlier termination of the Sublease Term, except to the extent any of the foregoing results from the gross negligence or willful misconduct of Sublandlord or its officers, directors, shareholders, agents, contractors, employees, invitees or visitors. If any action or proceeding is brought against Sublandlord, or any Sublandlord Indemnified Parties by reason of any such claim, Subtenant, upon notice from Sublandlord, shall defend the claim at Subtenant’s expense with counsel reasonably satisfactory to Sublandlord. Sublandlord shall indemnify Subtenant, its officers, directors, shareholders, agents, representatives and employees (collectively “Subtenant Indemnified Parties”) against, and hold Subtenant, and the Subtenant Indemnified Parties harmless from, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred in connection with, or arising from: (a) any acts, omissions, or negligence of Sublandlord or any person claiming under Sublandlord, or the contractors, agents, employees, invitees, or visitors of Sublandlord or any such person; (b) any breach, violation, or nonperformance by Sublandlord or any person claiming under Sublandlord or the employees, agents, contractors, invitees, or visitors of Sublandlord or any such person of any term, covenant, or provision of this Sublease or any law, ordinance, or governmental requirement of any kind; or (c) any injury or damage to the person, or property of Subtenant, or any Subtenant Indemnified Parties, or any other person entering upon the Sublease Premises to the extent caused by Sublandlord, except to the extent any of the foregoing results from the gross negligence or willful misconduct of Subtenant or its officers, directors, shareholders, agents, contractors, employees, invitees or visitors. If any action or proceeding is brought against Subtenant, or any Subtenant Indemnified Parties by reason of any such claim, Sublandlord, upon notice from Subtenant, shall defend the claim at Sublandlord’s expense with counsel reasonably satisfactory to Subtenant.

10.     RESERVED.

11.     Master Landlord Notices. Sublandlord and Subtenant shall, promptly following receipt thereof, deliver to the other party a copy of any and all notices received from Master Landlord which would have any material effect upon the Sublease Premises or this Sublease.

12.     Reciprocal Right to Cure Defaults. Upon an Event of Default (as defined in Article 19 of the Master Lease) by Subtenant under this Sublease (after lapse of any applicable notice and cure periods), Sublandlord may, without waiving or releasing any obligation of Subtenant hereunder and without waiving any rights or remedies at law or otherwise, make such payment or perform such act. All sums so paid or incurred by Sublandlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 10% per annum or the highest rate permitted by law, whichever is less, shall be payable to Sublandlord on demand as additional Sublease Rent. Upon an Event of Default by Sublandlord under this Sublease (after lapse of all applicable notice and cure periods), Subtenant may, without waiving or releasing any obligation of Sublandlord hereunder and without waiving any rights or remedies at law or otherwise, make such payment or perform such act; provided that Subtenant shall have first given Sublandlord a written demand and notice of default and Sublandlord shall have failed to cure such default within the period, if any, set forth in this Sublease for the curing of such default, or if no such period is provided for, within a reasonable period thereafter (giving due consideration to the nature of the default). All out-of-pocket costs so paid or incurred by Subtenant, together with interest thereon, from the date such sums were paid, at the annual rate equal to 5% per annum or the highest rate permitted by law, whichever is less, shall be payable by Sublandlord and credited against Sublease Rent hereunder. Without limiting the foregoing, in the event that Subtenant receives written notice from the Master Landlord that Sublandlord is in default beyond all applicable notice and cure periods with respect to any monetary obligation of Sublandlord under the Master Lease, Sublandlord hereby agrees that, should the Master Landlord agree to accept Base Rent and Additional Rent (as each such term is defined in the Master Lease) from Subtenant in satisfaction of such Sublandlord default then, upon written notice to Sublandlord, Subtenant may pay such Base Rent and/or Additional Rent directly to Master Landlord in satisfaction of Sublandlord's obligations under the Master Lease; and, if Master Landlord shall accept such cure by Subtenant, Subtenant may thereupon offset such amounts so paid by Subtenant to the Master Landlord on Sublandlord's behalf against the Sublease Rent payable under this Sublease.

13.     Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Sublease shall be in writing. All notices shall be addressed to the addresses set forth in the introductory paragraph, or such other address as the parties may notify each other from time to time, and shall be: (a) personally delivered; (b) sent by certified or registered mail, postage prepaid, return receipt requested; or (c) sent by a nationally recognized overnight courier service, with charges prepaid and a receipt provided therefor. All notices shall be deemed to have been given on the earlier of: (i) the date of actual receipt; or (ii) one (1) business day after being properly deposited with a nationally recognized overnight courier service.

14.     Time Is of the Essence. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor.

15.     Attorneys’ Fees. If any action or proceeding is instituted by Sublandlord or Subtenant to construe, interpret or enforce the provisions of this Sublease, the prevailing party shall be entitled to the reimbursement of its reasonable attorneys’ fees and costs incurred in connection with such proceeding by the non-prevailing party, through all appeals.

16.     Brokers. Each party represents and warrants that it has not been represented by any real estate broker or agent in connection this Sublease, except for Kidder Mathews (the “Broker”), and each party hereby indemnifies, protects, defends (with legal counsel acceptable to the other party) and holds the other party free and harmless from and against any and all costs and liabilities, including, without limitation, reasonable attorneys’ fees, for causes of action or proceedings that may be instituted by any broker, agent or finder, licensed or otherwise, other than the Broker, claiming through, under or by reason of the conduct of such party in connection with this Sublease. Any commission, fee or other charge payable to the Broker shall be paid by Sublandlord pursuant to a separate agreement.

17.     Counterparts. This Sublease may be executed in duplicate counterparts, each of which shall be deemed an original hereof. Electronically transmitted signatures shall be deemed originals.

18.     Entire Agreement/Modification. This Sublease, including the Exhibits, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Sublease, and no prior agreements or understanding or letter or proposal pertaining to any such matters shall be effective for any purpose. This Sublease may only be modified by a writing signed by Sublandlord and Subtenant. No provisions of this Sublease may be amended or added to, whether by conduct, oral or written communication, or otherwise, except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

19.     Interpretation. The title and paragraph headings are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part of this Sublease. Unless stated otherwise, references to paragraphs and subparagraphs are to those in this Sublease. This Sublease shall be strictly construed neither against Sublandlord nor Subtenant.

20.     Authority. Subtenant hereby represents and warrants that Subtenant is a duly formed and existing entity qualified to do business in the State of California and that Subtenant has full right and authority to execute and deliver this Sublease and that each person executing this Sublease on behalf of Subtenant is authorized to do so. Sublandlord hereby represents and warrants that Sublandlord has full right and authority to execute and deliver this Sublease and that each person executing this Sublease on behalf of Sublandlord is authorized to do so.

21.     OFAC Compliance. Subtenant and all beneficial owners of Subtenant are currently (a) in compliance with and shall at all times during the Sublease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Sublease Term be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

22.     Sublandlord covenants not to (a) voluntarily surrender or terminate the Master Lease prior to the expiration of the Sublease Term, or (b) enter into, without the consent of Subtenant, any amendment to the Master Lease which would adversely affect Subtenant’s rights or increase Subtenant’s monetary obligations under this Sublease.  Sublandlord will pay all Base Rent and Additional Rent due under the Master Lease to Master Landlord pursuant to the terms of the Master Lease, provided Subtenant pays the Sublease Rent hereunder, and Sublandlord will comply with all other terms and conditions of the “Tenant” under the Master Lease where the Sublandlord's obligations does not relate to possession of the Sublease Premises and which are not otherwise performed by Subtenant hereunder. Notwithstanding anything contained in this Sublease to the contrary, Subtenant shall not be responsible for (i) any default of Sublandlord, its agents, employees or contractors under the Master Lease unless attributable to a default under this Sublease or the Master Lease by Subtenant, its agents, employees, contractors, invitees or anyone claiming by, through or under Subtenant, (ii) conditions at the Sublease Premises, for which the obligation to maintain and repair resides with Master Landlord under the Master Lease and/or which existed as of the Commencement Date, (iii) any violations of law resulting from such conditions described by (ii) above, and (iv) making payment of any sums either to Master Landlord or Sublandlord in satisfaction of any charges accruing under the Master Lease (whether denominated as rent, rental, additional rent or otherwise) for any period prior or subsequent to the Term of this Sublease.

23.     Sublandlord hereby represents and warrants to Subtenant (which shall be true as of the date hereof and as of the Commencement Date) that:

23.1     The Master Lease is in full force and effect and has not been terminated;

23.2     The Expiration Date of the Master Lease is September 30, 2025;

23.3     The copy of the Master Lease annexed hereto and made a part hereof is a true and complete copy of the Master Lease, as amended to date, except as to certain intentionally redacted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublease Premises, and none of which provisions limit the use and occupancy of the Sublease Premises;

23.4     The Master Lease has not been amended or modified, except as otherwise stated in this Sublease;

23.5     Sublandlord is the holder of the entire tenant's interest in the Master Lease free and clear of any liens, claims, mortgages, charges or encumbrances, subleases and occupancies (other than this Sublease);

23.6     Sublandlord has not assigned its interest in the Master Lease, and as of the date hereof, the Sublease Premises or any portion thereof are not subject to any subletting other than pursuant to this Sublease;

23.7     Sublandlord presently is, and on the Commencement Date will be, the owner of all the FF&E free and clear of any liens, claims, encumbrances and security interests;

23.8     Sublandlord is not currently in default under the Master Lease, nor has any act or event occurred which with the delivery of a notice or passage of time or both would constitute a default under the Master Lease (but no such notice has been received or time passed), nor does Sublandlord have any knowledge of any default by Landlord under the Master Lease;

23.9     To the best of Sublandlord's knowledge, Master Landlord has complied with all of its obligations under the Master Lease; and

23.10     Sublandlord has not received any written notice of violations of law against the Sublease Premises nor has Sublandlord made or received within the prior six (6) months any written material complaints regarding the building systems in and/or serving the Sublease Premises, including the HVAC, electrical and plumbing systems.

[signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first above written.

SUBLANDLORD:		SUBTENANT:

VERA THERAPEUTICS, INC.		VAXART, INC.

By:	/s/ Marshall Fordyce	By:	/s/ Andrei Floroiu
Name: Marshall Fordyce		Name: Andrei Floroiu
Title: CEO		Title: CEO and President